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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


The Shareholders and Board of Directors
Jenny Craig, Inc.


We consent to incorporation by reference in the registration statements (No. 33-17591 and No. 33-86098) on Form S-8 of Jenny Craig, Inc. of our reports dated August 17, 1998, relating to the consolidated balance sheets of Jenny Craig, Inc. and subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related financial statement schedule, which reports appear in the June 30, 1998 annual report on Form 10-K of Jenny Craig, Inc.




                                                  /s/ KPMG PEAT MARWICK LLP

San Diego, California
September 25, 1998